EXHIBIT 10.1

August 13, 2024

Via Email

Alexander Tokman <Email Address>

Dear Alex:

ENDRA Life Sciences Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Commencing on August 13, 2024 (the “Start Date”), you will be appointed Acting Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”), and you will report directly to the Board. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full‑time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Term. Your employment pursuant to this Agreement shall continue until terminated as provided in Section 8 below.

3. Cash Compensation. The Company will pay you a base salary at an annual rate of $300,000, in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Board’s discretion. In addition, you will be eligible to receive an annual bonus to be paid based on attainment of Company and individual performance objectives to be established annually by the Board. The annual bonus target to be paid if all goals are achieved will be a cash payment equal to 50% of your base salary and will be based on the realization of milestones determined and approved by the Board.

4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. You will receive 15 days of paid time off (PTO) per calendar year, in accordance with Company policy in effect from time to time. Without limiting the generality of the foregoing, while you are an employee of the Company, the Company will provide you life insurance, with you to designate the beneficiary thereunder, in an amount equal to your base salary as in effect on the date of this letter agreement and as in effect on the first business day of each calendar year thereafter. You will also be eligible to participate in a long-term disability insurance plan sponsored by the Company.

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5. Initial Option Grant. In connection with your entry into this Agreement, you will be eligible to receive an Option (as defined in the Company’s 2016 Omnibus Incentive Plan, as amended (the “Plan”)) with respect to a number of shares and with terms as determined by the Board in its discretion (“Initial Option Grant”); provided, that any such Option shall include the following terms:

(a) Accelerated Vesting. If your Separation from Service (as defined in the Plan) is the result of an involuntary discharge by the Company that is without Cause (as defined in the Plan) and is not the result of your death or Disability (as defined in the Plan), then any shares subject to the Initial Option Grant that are scheduled to vest within 12 months of such Separation from Service will vest immediately upon such Separation from Service, and any remaining unvested portion of the Initial Option Grant will terminate immediately.

(b) Accelerated Vesting upon Change in Control. If your Separation from Service is the result of an involuntary discharge by the Company that is without Cause, and is not the result of your death or Disability, and is within 12 months following a Change in Control (as defined in the Plan), then all shares subject to the Initial Option Grant will vest immediately upon such Separation from Service.

(c) Forfeiture of Unvested Options. If your Separation from Service is for any reason other than an involuntary discharge by the Company that is without Cause, the unvested portion of the Initial Option Grant will immediately terminate.

(d) Separation from Service for Cause. If your Separation from Service is for Cause, the unvested and vested portion of the Initial Option Grant will immediately terminate.

(e) Exercise Period following Separation from Service. Following your Separation from Service for any reason other than Cause, the vested potion of the Initial Option Grant will remain exercisable for one year (by you or your beneficiaries in the event of your death), subject to any outer limits contained in the Plan or the applicable Award Agreement.

6. Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement. You will be required, as a condition of your continued employment with the Company, to sign (or re-sign) the Company’s Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement, a copy of which is attached hereto as Exhibit A.

7. Time and Place of Employment; Travel. It is acknowledged that your regular workplace will not be the Company’s offices in Ann Arbor, Michigan and instead will be outside of the state of Michigan. The Company will pay or reimburse your reasonable travel for business on the Company’s behalf from your home in Washington, lodging, meal and related incidental costs, consistent with the Company’s travel policies in effect from time to time. In connection with your relocation, the Company agrees to reimburse your reasonable moving expenses and up to two months for temporary housing, such amounts to be ultimately determined by the Board. The Company requires presentation of receipts or an itemized accounting prior to making any reimbursements under this paragraph.

8. Employment Relationship. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

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9. Certain Payments upon Separation from Service. If you are terminated by the Company without Cause (as defined in the Plan), for Good Reason (as defined below) or following hiring of a replacement Chief Executive Officer by no later than February 13, 2026 that you assist with recruiting, then, contingent upon your execution, delivery and non-revocation of a release in form and substance satisfactory to the Company and consistent with the Company’s standard release agreement, which contains a full release of all claims against the Company and certain other provisions (the “Release Agreement”), including a reaffirmation of the covenants in your Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement, you will be entitled to (i) 12 months’ (or 24 months’ if such Separation from Service occurs within one year following a Change in Control) continuation of your current base salary and (ii) a lump sum payment equal to 12 months (or 24 months if such Separation from Service occurs within one year following a Change in Control) of COBRA premiums based on the terms of Company’s group health plan and your coverage under such plan as of the date of your Separation from Service (regardless of any COBRA election actually made by you or the actual COBRA coverage period under the Company’s group health plan). The Company’s obligations under this paragraph are subject to the requirements and time periods set forth in this paragraph and in the Release Agreement. Prior to receiving the payments described in this paragraph, you must execute the Release Agreement on or before the date 21 days (or such longer period to the extent required by law) after your Separation from Service. If you fail to timely execute and remit the Release Agreement, you waive any right to the payments provided under this paragraph. Payments under this paragraph will commence within 15 days of your execution and delivery of the Release Agreement, provided that you do not revoke the Release Agreement. Your rights following a Separation from Service under the terms of any Company plan, whether tax-qualified or not, that are not specifically addressed in this letter agreement, will be subject to the terms of such plan, and this letter agreement will have no effect upon such terms except as specifically provided herein. Except as specifically provided in this paragraph, you will not have any further rights to compensation under this letter agreement following your Separation from Service. “Good Reason” shall mean, in the context of your resignation, a resignation that occurs within thirty (30) days following the occurrence, without your written consent of one or more of the following events: (i) any adverse change in your base salary then in effect; or (ii) a significant reduction of your responsibilities relative to your responsibilities in effect immediately prior to such reduction; provided, however, that “Good Reason” shall not be deemed to exist hereunder if such change in base salary or reduction of responsibilities occurs in connection with (x) changes or reductions generally applicable to the Company’s management group, (y) your engagement in any action or any inaction that would otherwise enable the Company to terminate you for Cause.

10. Removal from any Boards and Positions. Unless you and the Company agree otherwise at the time of your Separation from Service, upon your Separation from Service, you will be deemed to resign (a) if a member, from the Board and the board of directors of any affiliate and any other board to which you have been appointed or nominated by or on behalf of the Company or an affiliate, (b) from each position with the Company and any affiliate, including as an officer of the Company or an affiliate and (c) as a fiduciary of any employee benefit plan of the Company and any affiliate.

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11. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

12. Confidentiality. You and the Company have entered into a Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement. In addition to the terms of that agreement, you agree that the terms and conditions of this letter agreement are strictly confidential and, with the exception of your legal counsel, tax advisor, immediate family or as required by applicable law, have not and will not be disclosed, discussed or revealed to any other persons, entities or organizations, whether within or outside the Company, without prior written approval of the Company. For avoidance of doubt, you may not utilize the terms of this letter agreement to seek employment with another party.

13. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A hereto constitute the complete agreement between you and the Company, contain all of the terms of your continued employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by Michigan law, excluding laws relating to conflicts or choice of law.

14. Section 409A. It is intended that this letter agreement comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), to the extent applicable. This letter agreement will be administered in a manner consistent with this intent, and any provision that would cause this letter agreement to fail to satisfy Section 409A will have no force or effect until amended to comply with Section 409A. Notwithstanding anything in this letter agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute nonqualified deferred compensation subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit will not be made, provided or commenced until six months after your Separation from Service. For purposes of Section 409A, the right to a series of installment payments will be treated as a right to a series of separate payments. Notwithstanding anything in this letter agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or additional taxes under Section 409A, amounts reimbursable to you under this letter agreement will be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not effect amounts reimbursable or provided in any subsequent year.

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You may indicate your agreement with the terms of this letter agreement by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement and returning them to me.

Very truly yours, ENDRA LIFE SCIENCES INC.

Sign Name:	/s/ Louis Basenese
Print Name:	Louis Basenese
Title:	Director

I have read and accept this employment letter agreement:

/s/ Alexander Tokman
Signature of Alexander Tokman

Dated:	August 13, 2024

Attachment

Exhibit A: Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement

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